EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Investor Relations Solebury Communications Group LLC Duff Anderson 678.421.3800 danderson@soleburycomm.com

PRIMEDIA CONTINUED LISTING PLAN ACCEPTED BY NEW YORK STOCK EXCHANGE

ATLANTA (Feb. 17, 2009) – PRIMEDIA Inc. (NYSE: PRM) today announced that the New York Stock Exchange (NYSE) has notified the Company that it has accepted the Company’s proposed plan for continued listing on the NYSE.

As a result of the acceptance, the Company’s common stock will continue to be listed on the NYSE pending quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure progress against the plan. The Company previously announced on November 24, 2008 that the NYSE had notified the Company that it was considered “below criteria” specifically because the Company’s average total market capitalization was less than $75 million over a consecutive 30 trading-day period. This required the Company to submit a plan that demonstrated its ability to achieve compliance with the continued listing standards within 18 months of receipt of the notice. PRIMEDIA Inc. enables millions of consumers nationwide to find a place to live through its innovative print, Internet and mobile solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, Rentals.com and NewHomeGuide.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property managers, landlords and real estate professionals. For more information, visit www.primedia.com.

Forward-looking Statements

This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. These forward-looking statements are subject to risks and uncertainties, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission that may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. The Company undertakes no duty to update or otherwise revise the information contained in this release.